Stockholder contact:	Kevin Howley 617-385-9517 kevin.howley@columbiathreadneedle.com

Media contact:	Elizabeth Kennedy 617-897-9394 liz.kennedy@ampf.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

ANNOUNCES RECORD AND MEETING DATES FOR

SIXTH ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, February 10, 2016 – Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) (NYSE: STK) today announced that it will hold its Sixth Annual Meeting of Stockholders on April 18, 2016 (the “Meeting”) in Minneapolis, MN. The close of business on March 10, 2016 has been fixed by the Fund’s Board of Directors (the “Board”) as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.

In addition, the members of the Board today announced their consideration and unanimous nomination of Minor Mickel Shaw to the Fund’s Board, filling a seat to be vacated by Mr. Leroy C. Richie upon his retirement from the Board effective at the conclusion of the Meeting. In addition to her duties as a director, Ms. Shaw will also serve on the Board’s Compliance Committee, Contracts Committee, and Investment Review Committee. Ms. Shaw currently serves on the board of directors/trustees of other Columbia funds.

At the Meeting, Stockholders will be asked to elect Ms. Shaw and to re-elect two other directors to the Board, each to hold office until the 2019 Annual Meeting of Stockholders and until their successors are elected and qualify; to consider the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for the 2016 fiscal year; and to consider such other matters as may properly come before the Meeting or any postponement or adjournment thereof. This and other information relating to the Meeting, including additional details of the Meeting place and time, will be described in a notice of meeting and proxy statement that the Fund intends to file with the Securities and Exchange Commission.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting www.columbiathreadneedle.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2016 Columbia Management Investment Advisers, LLC. All rights reserved.

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